Exhibit 10.9

ADDENDUM #3 TO PERSONAL EMPLOYMENT AGREEMENT

Dated July 12, 2015

By and between

Advanced Inhalation Therapies (AIT) Ltd.

(the"Company")

and

Racheli Vizman

I.D. 040785610

(the"Employee")

WHEREAS, the Company and the Employee have entered into a Personal Employment Agreement dated September 09, 2012, as amended on May 30, 2013 and as further amended on April 9, 2014 (the "Employment Agreement"); Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement; and

WHEREAS the parties wish to amend the provisions of the Employment Agreement, as hereinafter provided.

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto hereby declare and agree as follows:

1.	Effective as of July 1st, 2015 ("Effective Date"):

a.	Section 4.2 of the Employment Agreement will be amended such that the Notice Period shall be ninety (90) days instead of sixty (60) days.

b.	The following shall be added to the Employment Agreement to appear as Section 4.2A thereof:

“Notwithstanding the foregoing, (i) in the event the Company elects to terminate Employee's employment (other than for Cause) during a period of six (6) month as of the date in which the Company consummated a Change of Control (as defined below) in the Company, the Company shall pay the Employee a compensation in an amount equal to six (6) month's Salary; and (ii) in the event the Employee elects to terminate her employment during a period of six (6) month as of the date of this Addendum, the Company shall pay the Employee a compensation in an amount equal to three (3) month's Salary.

For the purpose hereof the term "Change of Control" shall mean the acquisition (excluding pursuant to raising of funds by the Company), directly or indirectly, in one or more related transactions, by any person who is a not an affiliate of the Company, or group of such persons acting in concert, of (i) more than 50% of the then outstanding shares or voting rights of the Company, or (ii) all or substantially all of the assets of the Company.”

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c.	Section 6.1 of the Employment Agreement will be amended such that the Salary shall be in the amount of NIS 37,000 instead of the amount of NIS 33,333.

d.	Section 6.4 of the Employment Agreement shall be deleted in its entirety and shall be replaced with the following:

“6.4 The Employee shall be entitled to receive the following performance based bonuses (the "Bonuses"):

i.	a one-time bonus in an amount equal to US$ 20,000 payable to Employee as of the date of this Addendum;

ii.	a one-time bonus in an amount equal to NIS 60,000 payable upon the commencement of a Phase IIB clinical trial by the Company;

iii.	an annual bonus in an amount equal to one (1) month's Salary will be paid to the Employee within 10 days from the end of each calendar year as of the date hereof;

iv.	a one-time bonus in an amount equal to US$ 15,000 payable once Company's bank account shall contain funds in excess of US$ 500,000, provided however, that in the event Employee is entitled to receive the bonus mentioned in sub-section (v) below, the one-time bonus payment in accordance with this sub-section (iv) shall not be payable to Employee;

v.	a one-time bonus in an amount equal to US$ 35,000 payable following consummation by the Company of an equity financing round in an amount of no less than US$ 3,000,000 and the actual receipt of such funds by the Company, provided however, that in the event Employee is entitled to receive the bonus mentioned in sub-section (iv) above, the one-time bonus payment in accordance with this sub-section (v) shall be reduced to US$ 20,000; and

vi.	a one-time bonus in an amount equal to US$ 50,000 payable upon consummation by the Company of an M&A Transaction (as defined below) in which the total amount of proceeds payable to the company and/or the Company's shareholders pursuant to consummation of such M&A Transaction shall exceed US$ 50,000,000.

The term “M&A Transaction” shall mean any transaction or series or combination of related transactions whereby either of the following transactions is being consummated: (A) the sale of all (or substantially all) of the assets or shares of an entity of the Company’s, or (B) a merger with another entity, which constitutes a Change of Control.

For the avoidance of any doubt, the Bonuses shall not be deemed to be part of Employee's Salary, including without limitation, for purposes of any social benefits and calculation of severance payments, and shall be subject to withholding tax, social security payments ('Bituach Leumi') and such other withholding as may be required, from time to time, under applicable law.”

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e.	Section 10.1 of the Employment Agreement shall be deleted in its entirety and shall be replaced with the following:

“10.1 Company Car:

a.           The Company shall make available to the Employee, during the term of Employee's employment hereunder and until the expiration of a two (2) month period as of termination thereof (the "Leasing Period"), an automobile of Class 5 (or equivalent) and in a cost per month of up to NIS 4,500 , and shall bear all fixed and current work-related expenses related to such automobile (but not parking fines and other traffic violations) as per the Company’s policy (the "Company Car"); such Company Car may be purchased or leased by the Company, at its sole discretion and according to the Company's policy.

b.           The Company shall bear costs of gasoline of the Company Car.

c.           Notwithstanding the foregoing, if any applicable law requires the deduction or withholding of any tax in connection with the Company Car, then then the sum payable to the Employee in connection with the Company Car shall be increased as necessary so that after such deduction or withholding has been made the Employee shall receive an amount equal to the amount she would have received had no such deduction or withholding been made.

d.           Upon the earlier of (i) termination of Employee's employment for Cause; and (ii) expiration of the Leasing Period, the Employee shall forthwith return the Company Car with the keys and all licenses and other documentation related with the Company Car and all its accessories to the Company. The Employee shall not have any lien right in the Company Car or in any document or property related thereto.

e.           The Employee’s liabilities and responsibility with respect to the use of the Company Car are set forth in Exhibit D and compliance therewith is a condition for the Employee to maintain the Company Car.”

2.	All other provisions of the Employment Agreement not amended herein shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the date first above written:

/s/ Yossef Av-Gay	/s/ Racheli Vizman
Advanced Inhalation Therapies (AIT) Ltd.	Racheli Vizman

By:	Yossef Av-Gay
Title:	CSO

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Exhibit D

Duties of the Employee in respect of the Company Car placed at Employee’s disposal

1.	The Employee warrants that Employee has held a valid driving license for at least two years and is competent to drive the car placed at Employee’s disposal by the Company.

2.	The Employee and/or a person acting on Employee’s behalf and/or a member of Employee’s family may drive the Company Car, provided that such person is over the age of 24 and has held a valid driving license for the type of vehicle received by the Employee from the Company for a period of at least two years. A driver aged between 18 and 24 must obtain the prior written consent of the Company to drive the Company Car.

3.	The Employee shall be responsible for all fines or expenses which the Company may be demanded to pay for traffic/parking offences involving the Company Car during the term of employment even if the demand only reaches the Company after cessation of the Employee’s employment.

4.	The Employee shall not allow any third party whatsoever (except for other employees of the Company and/or persons acting on their own or on their behalf) to make any use whatsoever of the Company Car nor shall the Employee grant any third party in the custody of the Company Car or the rights therein or Employee’s rights under this Employment Agreement.

5.	The Employee shall make reasonable use of the Company Car as required by law, shall carry out maintenance on time, shall keep the Company Car properly and to the best of Employee’s ability, shall refrain from causing damage to the Company Car, and shall treat the Company Car in the same manner as a careful owner would look after his/her own property.

6.	The Employee shall obey the instructions of the car manufacturer as regards to the use and maintenance of the Company Car and, inter alia, shall comply with the owner’s instructions regarding the transfer of the Company Car to a garage specified by the Company for maintenance and repair. The Company shall give the Employee advance warning of the renewal date for the annual car license and the Employee shall update the Company on the car mileage for the purposes of current service of the Company Car. The Employee acknowledges the Company’s right to check the Company Car’s mileage with the gasoline companies whenever it deems fit.

7.	The Employee shall abstain from causing damage to the car intentionally or by indifference, or recklessness.

8.	The Employee shall not take passengers or freight for hire or monetary consideration.

9.	The Employee shall not use the Company Car while under the influence of alcohol, medication, drugs or other substances likely to impair Employee’s ability to drive, temporarily or permanently.

10.	The Employee shall not use the Company Car for unlawful purposes.

11.	The Employee shall not leave the Company Car unlocked or with the key inside.

12.	The Employee shall not use the Company Car in connection with any violent, political or labor strike related purposes.

13.	The Employee shall not use the Company Car for towing or propelling any other vehicle or object and shall not use the Company Car for competition and/or racing and/or testing.

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14.	The Employee shall not carry passengers or freight in excess of the number or quantity permitted by law or by the car insurance policy (compulsory and third party). The Employee shall use the Company Car solely for the purposes permitted under the said policy and shall do nothing that is likely to impair the validity and cover thereof. The Employee shall not use the Company Car outside of the State of Israel including those territories defined as Area A pursuant to the agreements between the State of Israel and the Palestinian Authority.

15.	The Employee shall not transport any poisonous, dangerous and/or radioactive materials in the Company Car.

16.	The Employee shall not use the Company Car on roads or areas, which are unpaved or unsuitable for vehicles. Furthermore, the Employee shall not use the Company Car in places where there are riots or disturbances or in circumstances in which the Company Car is likely to be damaged and Employee shall not take the Company Car into such places.

17.	The Employee shall not, without the Company’s consent, make any change to, or change any part of or make any addition to the Company Car or any part thereof, or drill any holes therein or install any appliances therein. Employee shall likewise not paint or mark or use the Company Car in a manner likely to damage the car or any apart thereof and Employee shall not hang any signs or notices thereon.

18.	The Employee shall give the Company immediate notice of any defect, damage or disrepair of or to the Company Car of any kind and howsoever caused and shall act in respect thereof in accordance with the directives of the Company.

19.	The Employee shall give the Company immediate notice of any accident in which the Company Car shall be involved and shall give the Company full particulars thereof. The Employee or the driver involved in the accident shall fill in an accident report form without delay in such form as the Company shall require and shall sign and furnish the same to the Company even if no damage has been caused to the Company Car. Failure by the Employee to furnish such signed report within 24 hours of the accident shall disqualify the Employee from obtaining a substitute vehicle.

20.	The Employee and/or any person driving on Employee’s behalf shall not make any admission, waiver or financial offer in connection with an accident to any third party and shall not assume any responsibility whatsoever in Employee’s or their or the Company’s name. This is subject however to giving full and truthful evidence in an official investigation instigated by law.

21.	The Employee and/or any person driving on Employee’s behalf who is involved in an accident shall note the particulars of any other driver involved in the accident and of the other vehicle as well as insurance particulars and witnesses, if any.

22.	The Employee and/or person driving the Company Car on Employee’s behalf (at the time of the accident) shall give every assistance, furnish full particulars and give all evidence required by the Company to enable it to deal with the accident and/or the damage and/or legal proceedings insofar as such are initiated in connection with the accident.

23.	Any damage caused by a blow to the underside of the car otherwise than by an accident and damage to another part of the Company Car by such a blow as well as any damage caused to the Company Car resulting from want of repair will be the sole responsibility of and for the account of the Employee and Employee shall reimburse the Company for the cost of repair of such damage.

24.	The Employee shall give the Company immediate notice of the theft of the Company Car should it be stolen and shall report the theft to the police.

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25.	The Company shall bear no responsibility whatsoever for any effects, appliances or instruments left in the vehicle by the Employee or a person on Employee’s behalf at any time including servicing, repair, car-washing etc. nor shall the Company be liable for the entirety or regularity of such things.

26.	The Employee and all persons using the Company Car shall comply fully with the provisions of this Agreement and the insurance policies (compulsory and third party). Should the Employee or persons on Employee’s behalf fail so to comply, the Employee shall be liable to compensate the Company for all damage, loss and expense occasioned to the Company directly or indirectly by reason of such failure to comply.

27.	The Employee shall return the Company Car to the Company immediately upon termination of Employee’s employment for any reason and Employee shall not postpone its return even if Employee has claims against the Company. The Employee hereby waives any right of lien on the Company Car, contractual or under any law.

28.	In the event of theft of the car or total loss by reason of the Employee’s negligence or failure to comply with the terms of this Appendix, the Employee shall pay the Company an amount equivalent to double the amount defined as a contribution (deductible) under the Insurance Policy.

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